January 22, 2018

ProLung, Inc.

757 East South Temple, Suite 150

Salt Lake City, Utah 84102

Re:	ProLung, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ProLung, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1 File No. 333-219735 initially filed on August 4, 2017, as amended on each of October 17, 2017, November 29, 2017, December 21, 2017, January 18, 2018 and January 22 , 2018 (and as may subsequently be amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale of up to 1,073,334 shares (including up to 140,000 shares issuable upon exercise of an option granted to the underwriters by the Company) of the Company’s common stock, $0.001 par value per share (the “Shares”), to be issued and sold by the Company. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ McDermott Will & Emery LLP